Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF
                    CANYON STATE MINING CORPORATION OF NEVADA


     L.S. Smith and William P. Cordeiro do hereby certify that;

     1. They are the President and the Secretary, respectively, of Canyon State Mining Corporation of Nevada, a Nevada Corporation.

     2. At a meeting of the Board of Directors of Canyon State Mining Corporation of Nevada held on August 5, 1981, the Board of Directors adopted resolutions, pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, to amend Article First and Article Fourth of the Articles of Incorporation, and to repeal Article Twelfth of the Articles of Incorporation in full. The amendments were set forth in said resolution and it was further resolved that the proposed amendments and the advisability of adoption thereof be presented to the stockholders at a Special Meeting of Stockholders.

     3. At a Special Meeting of Stockholders, a meeting duly noticed and held on October 13, 1981, the stockholders voted, pursuant to Section
          78.390 of the Nevada Revised Statutes, either in person or by proxy, to adopt the amendments asset forth and recommended by the Board of Directors. The Article First was adopted by 3,086,985 shares of Common Stock voting in favor and 13,200 shares of Common Stock opposed. The amendment to Article Forth was adopted by 2,982,610 shares of Common Stock voting in favor and 55,150 shares of Common Stock opposed. The repeal of article Twelfth was adopted by 2,975,735 shares of Common Stock voting in favor and 49,450 shares of Common Stock Voting opposed. There were a total of 4,794,376 shares of Common Stock outstanding and entitled to vote at the Special Meeting of Stockholders.

     4.   Said   Articles   were  amended  by  the  adoption  of  the  following
          resolution:

     1. Resolved: That the Article First of the Articles of Incorporation of this Corporation shall be amended as follows;

         "First.  The name of the Corporation is Canyon State Corporation."

     2. Resolved: That Article Forth of the Articles of Incorporation of this Corporation shall be amended to read as follows:

         " Forth. This Corporation is authorized to issue only one Class of shares of stock; and the total number of shares which this Corporation is authorized ti issue is 15,000,000 shares of Common Stock, $ .01 par value per share."

     3. Resolved: That Article Twelfth of the Articles of Incorporation of this Corporation shall be repealed in full.


     IN WITNESS WHEREOF, the undersigned hereby executed this Certificate of Amendment this 13 day of October, 1981.



     /S/  L.S. Smith
          -----------
          President

    / S/  William P. Cordeiro
          -------------------
          Secretary


    FILED: OCTOBER 14, 1981